United Security Bancshares reports 1st quarter net income of $1.4 million

FRESNO, CA - April 21, 2021. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2021. The Company recognized net income of $1,411,000, or $0.08 per basic and diluted share for the quarter ended March 31, 2021, compared to net income of $2,754,000,or $0.16 per basic and diluted share for the quarter ended March 31, 2020.

First Quarter 2021 Highlights (at or for the quarter ended March 31, 2021, except where noted)

▪Net income for the quarter was $1.41 million, representing a $1.34 million or 48.77% decrease from $2.75 million for the quarter ended March 31, 2020. The decrease is primarily the result of the change in LIBOR rates between periods, causing a $1.03 million loss for the quarter ended March 31, 2021 on the fair value of junior subordinated debentures, compared to a $1.50 million gain for the quarter ended March 31, 2020.
▪Total assets increased 8.63% to $1.19 billion, compared to $1.09 billion at December 31, 2020.
▪Total loans, net of unearned fees, increased 3.08% to $674.49 million, compared to $654.35 million at December 31, 2020.
▪Total deposits increased 9.99% to $1.05 billion, compared to $952.65 million at December 31, 2020.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.27%, compared to 1.30% at December 31, 2020. The provision for credit losses totaled $375,000 for the quarter, compared to $1,707,000 for the quarter ended March 31, 2020.
▪Net interest income after the provision for credit losses was $7,672,000 for the quarter ended March 31, 2021, compared to $7,026,000 for the quarter ended March 31, 2020.
▪Book value per share decreased to $6.90, compared to $6.93 at December 31, 2020.
▪Net interest margin decreased to 3.16% from 4.00% for the quarter ended March 31, 2020.
▪Annualized average cost of deposits decreased to 0.17% from 0.33% for the quarter ended March 31, 2020.
▪Net charge-offs totaled $348,000, compared to net charge-offs of $495,000 for the quarter ended March 31, 2020.
▪Capital positions remain well-capitalized with a 11.02% Tier 1 Leverage Ratio compared to 11.37% as of December 31, 2020.
▪Annualized return on average assets ("ROAA") was 0.51%, compared to 1.16% for the quarter ended March 31, 2020.
▪Annualized return on average equity ("ROAE") was 4.82%, compared to 9.37% for the quarter ended March 31, 2020.

"Over the last year, as our customers and communities struggled with the global COVID-19 pandemic, the Company maintained a large cash reserve to support unanticipated business impacts, credit challenges, and to fund SBA PPP loans. As we are now seeing increases in vaccine availability, along with an improving employment and business environment, we have begun to execute on our 2021 strategy. The plan includes deploying $200 million of excess cash balances into the loan and investment portfolios. We anticipate the $200 million rebalancing will be completed by the end of the second quarter," stated Dennis Woods, President and CEO of United Security Bancshares and United Security Bank.

Woods added, "We recognized $1.4 million in net income during the first quarter of 2021, compared to $2.8 million during the same period in 2020. The decrease is largely driven by the change in fair value on our junior subordinated debt. Our core net income, a non-GAAP measure, which excludes the fair value adjustment on junior subordinated debt and gain/loss on OREO, increased 21% to $2.1 million between the first quarter 2020 and 2021."

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Net income for the quarter ended March 31, 2021 decreased $1,343,000 when compared to the quarter ended March 31, 2020. The decrease is the result of the change in the fair value of junior subordinated debentures caused by a change in LIBOR rates. ROAE for the quarter ended March 31, 2021 was 4.82%, compared to 9.37% for the quarter ended March 31, 2020. ROAA was 0.51% for the quarter ended March 31, 2021, compared to 1.16% for the quarter ended March 31, 2020.

The annualized average cost of deposits was 0.17% for the quarter ended March 31, 2021, a decrease from 0.33% for the quarter ended March 31, 2020. The decrease in the cost of deposits is primarily attributed to reductions on deposit rates made in 2020. Average interest-bearing deposits increased 15.47% between the periods ended March 31, 2020 and 2021 from $501,026,000 to $578,513,000.

Net interest income before the provision for credit losses was $8,047,000 for the quarter ended March 31, 2021, representing a $686,000 or 7.86% decrease compared to the same period ended March 31, 2020. The Company's net interest margin decreased from 4.00% to 3.16% between the quarters ended March 31, 2020 and March 31, 2021. The reduction in net interest margin is driven by the reduction in yields on all interest earning assets, partially offset by a decrease in interest expense on deposits.

Noninterest income for the quarter ended March 31, 2021 totaled a $159,000 loss, reflecting a decrease of $2,739,000 from the $2,580,000 in non-interest income reported for the quarter ended March 31, 2020. The decrease is attributed to a $2,531,000 decrease in the fair value of TRUPs, resulting in a $1,033,000 loss recorded for the quarter ended March 31, 2021 compared to a $1,498,000 gain recorded for the quarter ended March 31, 2020. The change in the fair value of TRUPs reflected in noninterest income was caused by an increase in the LIBOR yield curve.

Noninterest expense for the quarter ended March 31, 2021 totaled $5,565,000, a decrease of $179,000 as compared to $5,744,000 reported for the quarter ended March 31, 2020. On a quarter-over-quarter comparative basis, non-interest expense decreased due to a $128,000 decrease in OREO cost and a $113,000 decrease in other expense, partially offset by an increase of $81,000 in regulatory assessments. The decrease in other expense is related to decreases in armored card services and donations.

The efficiency ratio for the quarter ended March 31, 2021 increased to 70.55%, compared to 50.77% for the quarter ended March 31, 2020. The increase is attributed to the decrease in total noninterest income.

The Company recorded an income tax provision of $537,000 for the quarter ended March 31, 2021, compared to $1,108,000 for the same period in 2020. The effective tax rate for the quarter ended March 31, 2021 was 27.57%, compared to 28.69% for the quarter ended March 31, 2020.

Balance Sheet Review

Total assets increased $94,282,000, or 8.63%, between March 31, 2021 and December 31, 2020, due primarily to increases of $20,283,000 in gross loan balances and $61,148,000 in investment securities. Total cash and cash equivalents increased $13,840,000 between December 31, 2020 and March 31, 2021. Unfunded loan commitments increased from $216,799,000 at December 31, 2020 to $222,343,000 at March 31, 2021. OREO balances decreased from $5,004,000 at December 31, 2020 to $4,841,000 at March 31, 2021. The reduction is attributed to the receipt of partial proceeds on the sale of one OREO property during the quarter.

Total deposits increased $95,130,000, or 9.99%, to $1,047,781,000 during the quarter ended March 31, 2021. This increase was due to increases of $37,108,000 in noninterest bearing deposits, $49,261,000 in NOW and money market accounts, $7,409,000 in savings accounts, and an increase of $1,352,000 in time deposits. In total, NOW, money market and savings accounts increased 11.35% to $555,905,000 at March 31, 2021, compared to $499,235,000 at December 31, 2020. Noninterest bearing deposits increased 9.47% to $429,005,000 at March 31, 2021, compared to $391,897,000 at December 31, 2020. Core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $95,100,000.

Shareholders’ equity at March 31, 2021 was $117,333,000, a decrease of $474,000 from shareholders’ equity of $117,807,000 at December 31, 2020. This decrease in equity was the result of cash dividends, and the change in accumulated other comprehensive loss for the quarter. At March 31, 2021 there was an accumulated other comprehensive loss of $783,000, as compared to an accumulated other comprehensive loss of $728,000 at December 31, 2020. The change from December 31, 2020 to March 31, 2021 was the result of unrealized loss on available for sale securities, partially offset by gains on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the period.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 23, 2021. The dividend was payable on April 16, 2021, to shareholders of record as of April 6, 2021. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company recorded a provision for credit losses of $375,000 for the quarter ended March 31, 2021, compared to a provision of $1,707,000 for the quarter ended March 31, 2020. Net loan charge-offs totaled $348,000 for the quarter ended March 31, 2021, as compared to net loan charge-offs of $495,000 for the quarter ended March 31, 2020. The provision recorded during the year is attributed to growth of the loan portfolio and charge-offs related to the student loan portfolio, partially offset by an adjustment related to improved economic conditions. For the quarter ended March 31, 2020 the provision recorded was attributed to growth of the loan portfolio, net charge-offs, and uncertainty related to COVID-19. In 2020, the Company had executed 23 payment deferrals or modifications on outstanding loan balances of $69,814,000 in connection with the COVID-19 relief provided by the CARES Act and interagency guidance issued in March 2020. The Company has not recognized any losses on the loan modifications and as of March 31, 2021, there were no modifications outstanding.

The Company's allowance for loan loss totaled 1.27% of the loan portfolio at March 31, 2021, compared to 1.30% at December 31, 2020. Excluding the SBA PPP loans, which are fully government guaranteed, the allowance for loan loss totaled 1.29% of the loan portfolio at March 31, 2021.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $658,000 between December 31, 2020 and March 31, 2021 to $16,890,000. Nonperforming assets as a percentage of total assets decreased from 1.61% at December 31, 2020 to 1.42% at March 31, 2021. The decrease in nonperforming assets is primarily attributed to the reduction in past due loans more than 90 days and still accruing interest from $513,000 at December 31, 2020 to $234,000 at March 31, 2021. Additionally, restructured loans decreased $215,000 between December 31, 2020 and March 31, 2021, and nonaccrual loans decreased $108,000 between December 31, 2020 and March 31, 2021 to $11,388,000. OREO balances decreased from $5,004,000 at December 31, 2020 to $4,841,000 at March 31, 2021.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, or other similar outbreaks, including the effects of the steps being taken to address the pandemic and their impact on the Company’s markets, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's markets, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (10) uncertainty regarding the replacement of LIBOR, and (11) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2020, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2021	December 31, 2020
Assets
Cash and non-interest-bearing deposits in other banks	$34,257	$29,490
Due from Federal Reserve Bank ("FRB")	273,652	264,579
Cash and cash equivalents	307,909	294,069

Investment securities (at fair value)
Available-for-sale ("AFS") securities	143,549	82,341
Marketable equity securities	3,791	3,851
Total investment securities	147,340	86,192
Loans	675,694	655,411
Unearned fees and unamortized loan origination costs - net	(1,205)	(1,064)
Allowance for credit losses	(8,549)	(8,522)
Net loans	665,940	645,825

Premises and equipment - net	8,895	9,110
Accrued interest receivable	8,582	8,164
Other real estate owned	4,841	5,004
Goodwill	4,488	4,488
Deferred tax assets - net	3,235	2,907
Cash surrender value of life insurance	21,766	20,715
Operating lease right-of-use assets	2,733	2,864
Other assets	11,207	13,316
Total assets	$1,186,936	$1,092,654

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$429,005	$391,897
Interest-bearing	618,776	560,754
Total deposits	1,047,781	952,651

Operating lease liabilities	2,838	2,967
Other liabilities	8,001	8,305
Junior subordinated debentures (at fair value)	10,983	10,924
Total liabilities	1,069,603	974,847

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,010,288 at March 31, 2021 and 17,009,883 at December 31, 2020	59,443	59,397
Retained earnings	58,673	59,138
Accumulated other comprehensive loss	(783)	(728)
Total shareholders' equity	117,333	117,807
Total liabilities and shareholders' equity	$1,186,936	$1,092,654

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2021	2020
Interest Income:
Interest and fees on loans	$8,071	$8,499
Interest on investment securities	387	428
Interest on deposits in FRB	62	567
Total interest income	8,520	9,494

Interest Expense:
Interest on deposits	427	664
Interest on other borrowed funds	46	97
Total interest expense	473	761
Net Interest Income	8,047	8,733
Provision for Credit Losses	375	1,707
Net Interest Income after Provision for Credit Losses	7,672	7,026

Noninterest Income:
Customer service fees	656	728
Increase in cash surrender value of bank-owned life insurance	132	131
Unrealized (loss) gain on fair value of marketable equity securities	(60)	15
(Loss) gain on fair value of junior subordinated debentures	(1,033)	1,498
Gain on sale of assets	13	—
Other	133	208
Total noninterest (loss) income	(159)	2,580

Noninterest Expense:
Salaries and employee benefits	3,024	2,995
Occupancy expense	856	853
Data processing	87	112
Professional fees	827	855
Regulatory assessments	166	85
Director fees	92	94
Correspondent bank service charges	19	15
Net cost on operation and sale of OREO	25	153
Other	469	582
Total noninterest expense	5,565	5,744

Income Before Provision for Taxes	1,948	3,862
Provision for Taxes on Income	537	1,108
Net Income	$1,411	$2,754

Basic earnings per common share	$0.08	$0.16
Diluted earnings per common share	$0.08	$0.16
Weighted average basic shares for EPS	17,010,131	16,974,100
Weighted average diluted shares for EPS	17,026,752	16,994,727

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended March 31,
	2021	2020
Average Balances:
Loans (1)	$669,723	$603,060
Investment securities	103,236	82,101
Interest-bearing deposits in FRB	258,918	178,748
Total interest-earning assets	1,031,877	863,909
Allowance for credit losses	(8,507)	(7,905)
Cash and due from banks	41,650	29,282
Other real estate owned	5,074	6,628
Other non-earning assets	60,641	61,810
Total average assets	$1,130,735	$953,724

Interest-bearing deposits	$578,513	$501,026
Junior subordinated debentures	10,896	10,714
Total interest-bearing liabilities	589,409	511,740

Non-interest-bearing deposits	412,455	314,389
Other liabilities	9,914	9,679
Total liabilities	1,011,778	835,808
Total equity	118,957	117,916
Total liabilities and equity	$1,130,735	$953,724

Average Rates:
Loans (1)	4.89%	5.57%
Investment securities	1.52%	2.10%
Interest-bearing deposits in FRB	0.10%	1.28%
Earning assets	3.35%	4.35%
Interest bearing deposits	0.30%	0.53%
Total deposits	0.17%	0.33%
Junior subordinated debentures	1.71%	3.64%
Total interest-bearing liabilities	0.33%	0.60%
Net interest margin (2)	3.16%	4.00%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Cash and cash equivalents	$307,909	$294,069	$323,332	$229,541	$199,853
Investment securities	147,340	86,192	91,782	96,739	97,486
Loans	674,489	654,347	660,444	648,650	623,686
Allowance for credit losses	(8,549)	(8,522)	(8,708)	(8,862)	(9,120)
Net loans	665,940	645,825	651,736	639,788	614,566
Other assets	65,747	66,568	67,097	65,305	65,341
Total assets	$1,186,936	$1,092,654	$1,133,947	$1,031,373	$977,246

Non-interest-bearing	$429,005	$391,897	$430,028	$362,010	$324,167
Interest-bearing	618,776	560,754	564,755	531,102	516,270
Total deposits	1,047,781	952,651	994,783	893,112	840,437
Other liabilities	21,822	22,196	21,111	20,801	19,399
Total liabilities	1,069,603	974,847	1,015,894	913,913	859,836
Total shareholders' equity	117,333	117,807	118,053	117,460	117,410
Total liabilities and shareholder's equity	$1,186,936	$1,092,654	$1,133,947	$1,031,373	$977,246

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Total interest income	$8,520	$8,496	$7,968	$8,107	$9,341
Total interest expense	473	499	500	530	761
Net interest income	8,047	7,997	7,468	7,577	8,580
Provision for credit losses	375	631	4	428	1,707
Net interest income after provision for credit losses	7,672	7,366	7,464	7,149	6,873

Total non-interest (loss) income	(159)	467	911	1,214	2,580
Total non-interest expense	5,565	5,260	5,210	5,553	5,591
Income before provision for taxes	1,948	2,573	3,165	2,810	3,862
Provision for taxes on income	537	651	894	798	1,108
Net income	$1,411	$1,922	$2,271	$2,012	$2,754

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	March 31, 2021	December 31, 2020
RE construction & development	11,006	11,057
Agricultural	382	439
Total nonaccrual loans	$11,388	$11,496

Loans past due 90 days and still accruing	234	513
Restructured loans	427	535
Total nonperforming loans	$12,049	$12,544
Other real estate owned	4,841	5,004
Total nonperforming assets	$16,890	$17,548

Nonperforming loans to total gross loans	1.78%	1.91%
Nonperforming assets to total assets	1.42%	1.61%
Allowance for credit losses to nonperforming loans	70.95%	67.94%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2021	2020

Return on average assets	0.51%	1.16%
Return on average equity	4.82%	9.37%
Net charge-off to average loans	0.21%	0.33%

	March 31, 2021	December 31, 2020
Shares outstanding - period end	17,010,288	17,009,883
Book value per share	$6.90	$6.93
Efficiency ratio (1)	70.55%	58.74%
Total impaired loans	$13,071	$13,376
Net loan to deposit ratio	63.56%	67.79%
Allowance for credit losses to total loans	1.27%	1.30%
Tier 1 capital to adjusted average assets (leverage)
Company	11.02%	11.37%
Bank	10.88%	11.17%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Three Months Ended March 31,
	2021	2020	Change $	Change %
Net income	$1,411	$2,754	$(1,343)	(48.77)%

Junior subordinated debenture (1) fair value adjustment	(1,033)	1,498
Loss on sale of OREO (2)	—	(113)
	(1,033)	1,385

Income tax effect	300	(402)
Non-core items net of taxes	(733)	983

Non-GAAP core net income	$2,144	$1,771	$373	21.06%

(1)Junior subordinated debenture fair value adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)Write down and loss on sale of OREO are considered one-time events and therefore are not part of Core Income.